Exhibit 99.1

Lumos Networks Completes Sale to EQT Infrastructure

EQT Infrastructure to Support Lumos Networks in becoming a broader Telecommunications Infrastructure Platform in the U.S.

WAYNESBORO, Va., Nov. 17, 2017 (GLOBE NEWSWIRE) — Lumos Networks Corp. (“Lumos Networks”), a leading fiber-based service provider in the mid-Atlantic region, today announced the completion of its sale to EQT Infrastructure. Under the terms of the merger agreement, Lumos Networks stockholders are receiving $18.00 in cash for each share of Lumos Networks common stock they hold.

As a result of the completion of the transaction, shares of Lumos Networks common stock were removed from listing on the NASDAQ Global Select Market, with trading in Lumos Networks shares suspended prior to the opening of business today.

Jan Vesely, Director at EQT Partners, Investment Advisor to the fund, said, “Lumos is the ideal fiber platform for EQT in the US. We are excited to begin working with the team in supporting the business and its growth plans going forward.”

“I, along with the rest of the Lumos team, am excited to begin to work with EQT Infrastructure to innovate and expand Lumos’s network, products and service offerings to our customers,” stated Timothy G. Biltz, President and CEO.

Wells Fargo Securities, LLC and UBS Investment Bank served as co-financial advisors to Lumos Networks in connection with the transaction. Troutman Sanders LLP and Lawler, Metzger, Keeny and Logan, LLC served as legal advisors to Lumos Networks in connection with this transaction. Morgan Stanley & Co. LLC acted as exclusive financial advisor to EQT Infrastructure, and Simpson Thacher & Bartlett LLP and Morgan, Lewis, & Bockius LLP served as legal advisors to EQT Infrastructure. Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA served as joint lead arrangers and joint bookrunners for the financing of the transaction.

Media and Investor Contacts

For Lumos Networks:

Will Davis

SVP of Marketing and Investor Relations and Chief of Staff

917-519-6994

davisw@lumosnet.com

For EQT:

U.S. Media:

Daniel Yunger or Ross Lovern

KEKST

212.521.4800

daniel.yunger@kekst.com

European Media:

EQT Press Office

+46 8 506 55 334

press@eqtpartners.com

About Lumos Networks

Lumos Networks is a leading fiber-based service provider in the Mid-Atlantic region serving Carrier, Enterprise and Data Center customers, offering end-to-end connectivity in 26 markets in Virginia, West Virginia, North Carolina, Pennsylvania, Maryland, Ohio and Kentucky. With a fiber network of 11,028 fiber route miles and 517,244 total fiber strand miles, Lumos Networks connects 1,310 unique Fiber to the Cell sites, 1,684 total FTTC connections, 2,230 on-net buildings and over 3,500 total on-net locations. The Company also connects 44 total data centers, including five data centers acquired from DC74, two acquired from Clarity Communications and seven company owned co-location facilities. In 2016, Lumos Networks generated over $123 million in Data revenue over our fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

About EQT

EQT is a leading alternative investments firm with approximately EUR 37 billion in raised capital across 24 funds. EQT funds have portfolio companies in Europe, Asia and the U.S. with total sales of more than EUR 19 billion and approximately 110,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. For more information please visit www.eqtpartners.com.